                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to
     sec.240.14a-11(c) or sec.240.14a-12

                                   COHU, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [COHU, INC. LETTERHEAD]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of Cohu, Inc. (the "Company") will be held at the offices of the Company, 5755 Kearny Villa Road, San Diego, California 92123 on Tuesday, May 6, 1997, at 2:00 p.m. Pacific Time, for the following purposes:

     1. To elect two Directors, each for a term of three years; and

     2. To approve the Cohu, Inc. 1997 Employee Stock Purchase Plan; and

     3. To approve the Cohu, Inc. 1996 Outside Directors Stock Option Plan; and

     4. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record of the Company at the close of business on March 21, 1997 will be entitled to vote at the meeting.

     Since the holders of a majority of the outstanding shares of voting stock of the Company entitled to vote at the meeting must be represented to constitute a quorum, all stockholders are urged either to attend the meeting in person or to vote by proxy.

     Please sign, date and return the enclosed proxy in the envelope enclosed for your convenience. If you attend the meeting you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of the Company, or by submitting another duly signed proxy bearing a later date.

                                       By Order of the Board of Directors,

                                       /s/ JOHN H. ALLEN
                                       -----------------
                                       John H. Allen
                                       Secretary
San Diego, California
April 1, 1997

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO INSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                                   COHU, INC.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (the "Company"), of your Proxy for use at the Annual Meeting of Stockholders on Tuesday, May 6, 1997, at 2:00 p.m. Pacific Time at 5755 Kearny Villa Road, San Diego, California 92123 (the "Meeting"). This Proxy Statement and the accompanying Proxy are being mailed to all stockholders on or about April 1, 1997. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later dated proxy or written notice of revocation with the Company's Secretary or by voting in person at the Meeting.

     On March 21, 1997, the record date fixed by the Board of Directors (the "Record Date"), the Company had outstanding 9,384,861 shares of Common Stock. Stockholders have one vote for each share on all business of the Meeting. In the election of directors stockholders may, under certain circumstances, cumulate their votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are normally entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit.

     Except with respect to the election of directors where cumulative voting is involved and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. A quorum generally consists of a majority of the shares entitled to vote and present or represented by proxy at the meeting. Abstentions will not be considered to be a vote "for" or "against" a proposal, but will be included in determining whether a quorum is present. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be included in determining whether a quorum is present but will not be considered as present with respect to that matter. Any proxy that is returned not marked as to a particular item will be voted FOR the election of Directors, FOR the approval of the Cohu, Inc. 1997 Employee Stock Purchase Plan and FOR the approval of the Cohu, Inc. 1996 Outside Directors Stock Option Plan.

     A complete list of the stockholders of record entitled to vote at the Meeting, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, will be kept open at the office of the Company, 5755 Kearny Villa Road, San Diego, California 92123, for the examination of any stockholder during business hours for a period of ten days immediately prior to the Meeting.

     This solicitation is made by the Board of Directors of the Company. Proxies will be solicited by mail and may be solicited in person or by telephone, facsimile transmission or telegram. Directors and officers may engage in such solicitation but will not be entitled to any additional compensation for such efforts. The Company has retained Georgeson & Co. to aid in the solicitation of proxies at an anticipated cost of $6,000, including expenses. The Company will bear the entire cost of the solicitation. Votes will be tabulated by the inspector of elections of the Meeting with the assistance of Georgeson & Co.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 21, 1997 by (i) each person known by the Company, based on information provided by such person, to own more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each named executive officer included in the "Summary Compensation Table"; and
(iv) all directors and executive officers as a group.

                                                                AMOUNT & NATURE OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS(2)
------------------------------------------------------------  -----------------------     -------------------
Nicholas J. Cedrone.........................................          696,121                      7.42%
One Monarch Drive
Littleton, MA 01460
John H. Allen...............................................               --                         *
James W. Barnes.............................................          247,168                      2.61%
Harry L. Casari.............................................              800                         *
Frank W. Davis..............................................           19,600                         *
William S. Ivans............................................          136,152                      1.45%
Gene E. Leary...............................................           10,000                         *
Charles A. Schwan...........................................          152,696                      1.62%
All current directors and executive officers as a group (7
  persons)..................................................          566,416                      5.96%

---------------

 *  Less than 1%

(1) Includes 75,000, 45,000 and 120,000 shares issuable upon exercise of stock options held by Mr. Barnes, Mr. Schwan and all current directors and executive officers as a group, respectively, that were exercisable on, or exercisable within 60 days of, March 21, 1997.

(2) Computed on the basis of 9,384,861 shares of common stock outstanding as of March 21, 1997, plus, with respect to those persons holding options to purchase common stock exercisable within 60 days of March 21, 1997, the number of shares of common stock issuable upon exercise thereof.

ITEM 1 --                    ELECTION OF DIRECTORS

     The Certificate of Incorporation divides the directors of the Company into three classes whose terms expire at different times. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting two directors are to be elected for a term expiring in 2000. It is intended that the shares represented by proxies in the accompanying form will be voted by the proxy holders for the election of the two nominees named below. In the event the election of directors is to be by cumulative voting, the proxy holders will vote the shares represented by proxies in such proportions as the proxy holders see fit. Should any nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors. THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE TWO NOMINEES.

NOMINEES FOR TERMS EXPIRING IN 2000 -- CLASS 3

                                                                                              DIRECTOR
         NAME            AGE                       PRINCIPAL OCCUPATION                        SINCE
-----------------------  ---     ---------------------------------------------------------    --------
Frank W. Davis.........  82      Retired former President of Convair Aerospace Division of      1976
                                 General Dynamics
Harry L. Casari........  60      Retired partner, Ernst & Young LLP. Mr. Casari is also a       1995
                                 director of Mail Boxes Etc.

                     INFORMATION CONCERNING OTHER DIRECTORS

DIRECTORS WHOSE TERMS EXPIRE IN 1998 -- CLASS 1

                                                                                              DIRECTOR
         NAME            AGE                       PRINCIPAL OCCUPATION                        SINCE
-----------------------  ---     ---------------------------------------------------------    --------
James W. Barnes........  67      Retired President & Chief Executive Officer of the             1983
                                 Company (1983-1996)
William S. Ivans.......  76      Chairman of the Board of the Company since February 1983       1960

DIRECTORS WHOSE TERMS EXPIRE IN 1999 -- CLASS 2

                                                                                              DIRECTOR
         NAME            AGE                       PRINCIPAL OCCUPATION                        SINCE
-----------------------  ---   -------------------------------------------------------------  --------
Charles A. Schwan......  57    President & Chief Executive Officer of the Company since         1990
                               March 1996, Executive Vice President & Chief Operating
                               Officer from September 1995 to March 1996, Vice President,
                               Finance from 1983 until September 1995 and Secretary from
                               1988 until September 1995
Gene E. Leary..........  76    Retired executive at Honeywell, Inc. and Control Data Corp.      1976

                       BOARD OF DIRECTORS AND COMMITTEES

ORGANIZATION OF THE BOARD OF DIRECTORS

     The Board held a total of nine meetings during 1996.

     The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee, composed of Messrs. Leary, Casari and Davis, is the principal link between the Board and the Company's independent auditors, and monitors audit and internal accounting control procedures. The Audit Committee held two meetings during 1996. The Compensation Committee, also consisting of Messrs. Davis, Casari and Leary, recommends the compensation structure to the Board of Directors for the Officers of the Company and each subsidiary. In addition, this Committee has the responsibility for administration of the Company's stock option and incentive plans. The Compensation Committee held five meetings in 1996.

DIRECTORS' COMPENSATION

     Outside Directors receive (i) an annual retainer of $8,500; (ii) $500 per meeting attended in person to a maximum of $2,500 annually; and (iii) $1,000 annually for membership on one or more active committees. The Cohu, Inc. 1996 Outside Directors Stock Option Plan, which is subject to stockholder approval, provides that each Outside Director will receive an automatic grant of an option to purchase 10,000 shares of the Company's Common Stock upon their appointment to the Board. See "Approval of the Cohu Inc. 1996 Outside Directors Stock Option Plan". For services as Chairman of the Board, Mr. Ivans received compensation totaling approximately $36,000 from the Company in 1996. Pursuant to an employment agreement with the Company, Mr. Barnes is paid an annual salary of $30,000.

            COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table discloses compensation paid to the Company's Chief Executive Officer and the other executive officers whose aggregate cash compensation exceeded $100,000 (the "Named Executive Officers") during the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                      ANNUAL               ------------
                                                   COMPENSATION             SECURITIES
                                             -------------------------      UNDERLYING          ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR     SALARY($)     BONUS($)(1)      OPTIONS(#)      COMPENSATION($)(2)
----------------------------------  ----     ---------     -----------     ------------     ------------------
James W. Barnes(3)................  1996        66,667         37,416             --                2,667
President & Chief Executive         1995       245,095        226,000             --               16,516
Officer until March 1, 1996         1994       228,460        184,710         80,000               14,912

Charles A. Schwan(3)..............  1996       263,333        246,950         50,000(5)            20,878
President & Chief Executive         1995       210,712        181,585             --               13,047
Officer since March 1, 1996         1994       185,500        137,236         40,000               11,159

John H. Allen(4)..................  1996       143,000        122,846         40,000(5)            10,994
Vice President, Finance & Chief     1995        62,500         50,850         20,000                   --
Financial Officer, Secretary

---------------
(1) The amounts shown in this column reflect payments under the Company's Incentive Bonus Plan for key executives.

(2) The amounts shown in this column reflect Company contributions to the Employees' Retirement 401(k) Plan and the Executive Deferred Compensation Plan.

(3) Mr. Barnes retired as President & Chief Executive Officer of the Company effective March 1, 1996. Mr. Schwan, who was promoted from Vice President, Finance to Executive Vice President & Chief Operating Officer on September 6, 1995 was promoted to President & Chief Executive Officer on March 1, 1996.

(4) Mr. Allen joined the Company in June, 1995. He was Director of Finance until September 5, 1995, became Vice President, Finance and Secretary on September 6, 1995 and was appointed Chief Financial Officer on October 30, 1995. On an annualized basis his salary for the year ended December 31, 1995 was $125,000.

(5) Includes 25,000 and 30,000 stock options for Mr. Schwan and Mr. Allen, respectively, that were repriced on November 13, 1996 to $17.00 per share.

     INCENTIVE BONUS PLAN. The Company has an incentive bonus plan for key executives originally adopted in 1978 and continuing in effect for the present fiscal year upon recommendation of the Compensation Committee. Under the plan, corporate officers may receive incentive compensation based on overall corporate earnings performance and the principal executive of each division and subsidiary may receive incentive compensation based upon the earnings performance of the operations they manage. In each case, the incentive compensation is determined with reference to a pre-tax earnings "target" fixed by the Compensation Committee, or in the case of divisions and subsidiaries, by the corporate management.

     RETIREMENT PLAN. The Cohu Employees' Retirement 401(k) Plan was implemented on January 1, 1978. The majority of the Company's employees, including the Named Executive Officers, who are at least 21 years of age and complete six months of service are eligible to enroll in this Plan. The participant may contribute up to 11% of his or her annual compensation. The Company matches participant contributions up to 4% of annual employee compensation not to exceed $150,000. The amounts contributed by the Company are vested 10% after one year of participation, another 10% after two years, and an additional 20% each year thereafter to the full 100%. None of the contributions nor accumulated earnings are taxable to the participant until withdrawn. The maximum annual amount that a participant may contribute is currently $9,500.

     EXECUTIVE DEFERRED COMPENSATION PLAN. The Company adopted an executive deferred compensation plan in 1994. Under the plan, corporate officers and the principal executives of each division and subsidiary may elect to defer a portion of their current compensation. The Company will then match participant contributions up to 4% of the executive's compensation in excess of $150,000 per year. These combined funds may be used by the Company to purchase a specifically designed life insurance policy on the executive's life. The Company is not entitled to a corporate tax deduction until the year in which the executive recognizes taxable income in connection with the plan. However, this plan is designed to compensate the Company for the present value of the deferred tax deduction. Upon the executive's termination of employment, the Company reserves in any policy for that executive an amount which is actuarially sufficient to provide a death benefit equal to the present value of the Company's deferred tax deduction. The remaining cash value of the policy is available for borrowing by the Company for payment to the executive in accordance with a schedule determined in the sole discretion of the Company. Upon the executive's death, any policy proceeds will be paid to the Company. Then the executive's beneficiaries will receive from the Company the amount of the net proceeds (after repayment of all borrowings by the Company), reduced by the present value of any tax deduction deferred by the Company and increased by the value of the Company's tax deduction available as a result of the payment of the net proceeds.

     TERMINATION AGREEMENTS. The Company has entered into Termination Agreements with Mr. Schwan and Mr. Allen under which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change of control of the Company. For this purpose, a change of control of the Company means a merger or consolidation of the Company (except with a wholly owned subsidiary), a sale by the Company of all or substantially all of its assets, the acquisition of beneficial ownership of a majority of the outstanding voting stock of the Company by any person, entity or affiliated group or a change in the identities of a majority of the directors of the Company within a period of thirty consecutive months resulting in whole or in part from the election of persons who were not management nominees. Termination of employment for purposes of the agreement means a discharge of the executive by the Company, other than for specified causes including death, disability, wrongful acts, habitual intoxication, habitual neglect of duties or normal retirement. Termination also includes resignation following the occurrence of an adverse change in the executive's position, duties, compensation or work conditions. The amounts payable under the agreements will change from year to year based on the executive's compensation. In the event of a termination in 1997 following a change of control, the amounts payable to Mr. Schwan and Mr. Allen would be approximately $1,040,000 and $760,000, respectively.

     EMPLOYMENT AGREEMENT. James W. Barnes resigned as President & Chief Executive Officer of the Company effective March 1, 1996. The Company and Mr. Barnes entered into an employment agreement for a three-year period commencing March 1, 1996. Pursuant to the Agreement, Mr. Barnes agreed to provide the Company with employment services under the direction and control of the Company on a part-time basis. For such services Mr. Barnes will be paid an annual salary of $30,000. Mr. Barnes will continue to serve as a member of the Company's Board of Directors, subject to reelection by the stockholders at the conclusion of his term in office.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants of options to purchase the Company's Common Stock made to the Named Executive Officers during the year ended December 31, 1996.

                                                      INDIVIDUAL GRANTS
                                    -----------------------------------------------------   POTENTIAL REALIZABLE
                                    NUMBER OF     PERCENT OF                                  VALUE AT ASSUMED
                                    SECURITIES   TOTAL OPTIONS                              ANNUAL RATES OF STOCK
                                    UNDERLYING      GRANTED                                  PRICE APPRECIATION
                                     OPTIONS     TO EMPLOYEES    EXERCISE OR                 FOR OPTION TERM(3)
                                     GRANTED       IN FISCAL     BASE PRICE    EXPIRATION   ---------------------
               NAME                   (#)(1)         YEAR          ($/SH)         DATE       5%($)       10%($)
----------------------------------  ----------   -------------   -----------   ----------   --------   ----------
Charles A. Schwan.................    25,000           5.7           26.06        2/15/06    409,750    1,038,250
                                      25,000(2)        5.7           17.00       11/13/06    267,250      677,250

John H. Allen.....................    10,000           2.3           26.06        2/15/06    163,900      415,300
                                      30,000(2)        6.8           17.00       11/13/06    320,700      812,700

---------------
(1) Consists of stock options, which were granted at an exercise price of 100% of the market price of the underlying shares on the date of grant, become exercisable over four years at the rate of one-fourth each year and expire ten years from the date of grant. The options were granted under the Company's 1994 and 1996 Employee Stock Option Plans.

(2) Options that were repriced on November 13, 1996, replacing all options that were outstanding at that date with exercise prices higher than $17.00 (See Summary Compensation Table, note 5). The repricing was offered to all option holders.

(3) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full 10-year option term, net of exercise price, but before taxes associated with the exercise. The amounts represent assumed rates of appreciation only based on the Securities and Exchange Commission rules and do not represent the Company's estimate of the possible future appreciation in the Company's common stock or gains, if any, that may ultimately be realized by the above option holders.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in 1996 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1996.

                                                                                               VALUE OF UNEXERCISED
                               SHARES                    NUMBER OF UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                              ACQUIRED       VALUE           AT FISCAL YEAR-END(#)            FISCAL YEAR-END($)(1)
                             ON EXERCISE    REALIZED    -------------------------------    ----------------------------
           NAME                  (#)         ($)(1)     EXERCISABLE       UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------  -----------    --------    -----------       -------------    -----------    -------------
James W. Barnes............     35,000       459,900       85,000             40,000         1,311,850        607,600
Charles A. Schwan..........     15,000       306,000       45,000             45,000           695,050        460,050
John H. Allen..............         --            --           --             30,000                --        187,500

---------------
(1) Calculated on the basis of the fair market value of the Company's Common Stock on the exercise date or at December 31, 1996, minus the aggregate exercise price. The closing price of the Company's Common Stock on December 31, 1996 as reported on NASDAQ was $23.25.

                           TEN-YEAR OPTION REPRICING

     The following table summarizes stock options granted to the executive officers of the Company that have been repriced during the last ten years.

                                           NUMBER OF         MARKET                                   LENGTH OF
                                           SECURITIES       PRICE OF       EXERCISE                 ORIGINAL TERM
                                           UNDERLYING       STOCK AT       PRICE AT       NEW        REMAINING AT
                               REPRICING    OPTIONS         TIME OF        TIME OF      EXERCISE       DATE OF
            NAME                 DATE      REPRICED(#)    REPRICING($)   REPRICING($)   PRICE($)      REPRICING
-----------------------------  ---------   ----------     ------------   ------------   --------   ----------------
James W. Barnes..............   10/23/90     100,000(1)        1.91           2.72         1.91    4 years 276 days
Charles A. Schwan............   10/23/90      60,000(1)        1.91           2.72         1.91    4 years 276 days
                                11/13/96      25,000          17.00          26.06        17.00    9 years 94 days
John H. Allen................   11/13/96      20,000          17.00          22.25        17.00    8 years 228 days
                                11/13/96      10,000          17.00          26.06        17.00    9 years 94 days

---------------
(1) Number of options and market and exercise prices reflect two-for-one stock splits in 1993 and 1995. Number of options repriced before stock splits were 25,000 and 15,000 for Mr. Barnes and Mr. Schwan, respectively.

                         COMPENSATION COMMITTEE REPORT

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this Report shall not be incorporated by reference into any such filings.

     The Compensation Committee (the "Committee") of the Board of Directors, comprised of the non-employee directors, determines and administers the Company's executive compensation policies and programs.

COMPENSATION PHILOSOPHY

     One of the Committee's primary objectives in establishing compensation policies is to maintain competitive programs to attract, retain and motivate high caliber executives and maximize the long-term success of the Company by appropriately rewarding such individuals for their achievements. Another objective is to provide an incentive to executives to focus their efforts on long-term goals for the Company by closely aligning their financial interests with those of the stockholders. To attain these goals, the Committee has designed the Company's executive compensation program to include base salary, annual incentives and long-term incentives in the form of stock options. The Committee believes that the Company's executive compensation programs, as summarized below, have met these objectives.

BASE SALARY

     The Committee generally determines base salary levels for executive level positions prior to the annual stockholders' meeting in May. The process involved in the determination of executive base salaries for fiscal 1996 is summarized below.

     In April 1996, the Company's chief executive officer developed executive compensation data from a nationally recognized survey for a group of similarly sized high technology companies. The Company's chief financial officer's position as well as the principal executives of each division and subsidiary were matched to comparable survey positions and competitive market compensation levels were determined for base salary. This data was provided to the Committee, along with performance evaluations and salary recommendations.

     In May 1996, the chief executive officer reviewed the competitive market data with the Committee for each executive level position and the responsibility level of each position, together with the individual's performance for the last fiscal year and objectives for fiscal 1996. The Company's performance was compared to objectives for the last fiscal year and performance targets for fiscal 1996 were also reviewed. The Committee reviewed the recommendations, performance evaluations and survey data outlined above. After discussion, the Committee approved a base salary level to be effective May 1, 1996, for each executive level position other than the chief executive officer.

     The Committee reviewed the base salary of the chief executive officer and compared it to those in peer positions in companies of similar size and performance. As a result of this review, the Committee determined that effective May 1, 1996, it was appropriate to increase the chief executive officer's base salary to a level more consistent with the base salaries of other chief executive officers of similarly sized high technology companies.

ANNUAL INCENTIVES

     Bonuses are designed to be a significant component of cash compensation. Incentives for executive level positions are determined according to the Company's Incentive Bonus Plan (the "Incentive Plan"), based upon Company performance. In general, the Incentive Plan performance target objectives must be achieved before any bonuses may be paid to participants.

     In February 1997, the Committee reviewed and approved incentive awards for 1996 for all eligible participants in the Company's Incentive Plan. The bonuses were based upon actual Company performance compared to the target which followed the process and formula outlined in the Incentive Plan. Based on the Company's year-end financial results, the threshold performance levels of the earnings objectives were exceeded.

STOCK OPTIONS

     The Committee grants stock options to focus the executive on the long-term performance of the Company and on maximizing stockholder value. The grant of stock options is closely tied to individual executive performance. The Committee grants such stock options after a review of various factors, including the executive's current equity ownership in the Company, potential future contributions to the Company and job responsibilities. Stock options are granted with an exercise price equal to the current fair market value of the Company's stock and utilize vesting periods to encourage retention of executive officers. The Committee believes stock options serve to align the interests of executive officers with those of other stockholders.

STOCK OPTION REPRICING

     In November 1996, the Committee authorized the reduction of the exercise price under options granted to employees, including executives, that had an exercise price higher than the market price of the Company's Common Stock at the time of the repricing ($17.00). The options granted to employees were designed to provide an incentive to the employees to work to achieve long-term success for the Company. The Committee determined that the decline in the market price of the Company's Common Stock since the date the options had been granted had diminished the motivational impact of the options. As a result, the Committee deemed it to be in the best interests of the Company to allow the reissue of the options with an exercise price equal to the market price at the date of reissue. All repriced options are subject to a new four-year vesting period beginning on the date of reissue.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

     Frank W. Davis              Harry L. Casari              Gene E. Leary

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Messrs. Davis, Casari and Leary served as members of the Compensation Committee. None of the Compensation Committee members or Named Executive Officers have any relationships which must be disclosed under this caption.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the NASDAQ Market Index and a Peer Group Index over the same period (assuming the investment of $100 in the Company's Common Stock, Peer Group Index and NASDAQ Market Index on December 31, 1991, and reinvestment of all dividends). The Peer Group Index set forth on the Performance Graph is the index for Media General Financial Services, Inc. Industry Group 171, "Electronic Equipment Manufacturers". Historical stock price performance is not necessarily indicative of future stock price performance. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

         Measurement Period
       (Fiscal Year Covered)               Cohu, Inc.           Peer Group             NASDAQ
1992                                                  111                  132                  101
1993                                                  320                  191                  121
1994                                                  381                  212                  127
1995                                                  870                  292                  165
1996                                                  800                  400                  205

ITEM 2 --                  APPROVAL OF THE COHU, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN

     On February 28, 1997 the Board of Directors of the Company approved for submission to the stockholders at the Meeting the Cohu, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The affirmative vote of the holders of a majority of the outstanding shares of Common Stock voting in person or by proxy at the Meeting (provided a quorum is present) will be required to approve the adoption of the Purchase Plan pursuant to which 300,000 shares of the Company's Common Stock will be reserved for issuance. The following is a summary of the principal features of the Purchase Plan and does not purport to be a complete description of all provisions of the Purchase Plan. A copy of the Purchase Plan is available to any stockholder upon written request to the Company Secretary. In the event of any discrepancy between the language of the Purchase Plan and the summary provided herein, the language in the Purchase Plan shall control.

PURPOSE

     The Board of Directors believes that the recruitment and retention of qualified personnel are essential to the Company's continued growth and success and that an incentive plan such as the Purchase Plan is necessary for the Company to remain competitive in its compensation practices. The majority of high technology companies have purchase plans similar to the Purchase Plan described herein. The Purchase Plan will provide employees the opportunity to purchase Common Stock of the Company at a discount from market through payroll deductions.

ADMINISTRATION

     The Purchase Plan will be administered by the Compensation Committee of the Board. Such committee will have full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants.

ELIGIBILITY AND PARTICIPATION

     Any regular employee, including officers, who is employed by the Company (or any of its majority-owned subsidiaries) for more than 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code of 1986 (the "Code"). As of March 7, 1997 approximately 800 employees were eligible to participate in the Purchase Plan.

     Eligible employees become participants in the Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, or at such other time as may be determined by the Compensation Committee with respect to a given offering. By executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of the Company's Common Stock.

     No employee shall be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting stock of all classes of stock of the Company nor shall any employee be granted an option that would permit such employee to purchase stock under the Purchase Plan at a rate that exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) for each calendar year in which such option is outstanding at any time.

OFFERING PERIODS

     The Purchase Plan will be implemented in a series of successive offering periods each with a duration of six months, except that the initial offering period is currently scheduled to run from July 1, 1997 to October 31, 1997. Thereafter, offering periods will commence each November 1 and May 1. Shares will be purchased on the last business day of each offering period. The Board of Directors may alter the duration of the offering periods without stockholder approval.

PURCHASE PRICE

     The price per share at which shares are purchased under the Purchase Plan is equal to the lower of (i) 85% of the fair market value of the Common Stock on the date of commencement of the offering period and (ii) 85% of the fair market value of the Common Stock on the last day of the offering period. The fair market value of the Common Stock on any relevant date will be deemed to equal the closing price on such date on the NASDAQ National Market.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant's eligible compensation, which is defined in the Purchase Plan to include regular straight-time salary, exclusive of any payments for overtime, bonuses, commissions or incentive compensation. Payroll deductions shall commence on the first payday following the commencement date of the offering and shall continue until the end of the offering period unless sooner terminated as provided for in the Purchase Plan.

     All payroll deductions are credited to the participant's account under the Purchase Plan and are deposited with the general funds of the Company and until shares are purchased under the Purchase Plan such funds may be used by the Company for any corporate purpose.

WITHDRAWAL

     A participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period and will result in a refund of all payroll deductions for that offering period. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant's interest in that offering. A participant who ceases to be an eligible employee will receive a refund of their payroll deductions for the offering period in which such loss of eligibility status occurs. No interest will be paid on such refunds.

SHARES RESERVED FOR ISSUANCE; CAPITAL CHANGES

     A maximum of 300,000 shares of the Company's Common Stock may be issued under the Purchase Plan. In the event any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding, appropriate adjustments will be made by the Company in the shares subject to purchase and in the purchase price per share.

     In the event the Company is acquired by merger or asset sale during an offering period, all outstanding purchase options shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the Board shall provide for the optionee to have the right to exercise the option immediately prior to the acquisition.

NONASSIGNABILITY

     No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

AMENDMENT AND TERMINATION

     The Purchase Plan will terminate upon the earliest to occur of (i) February 28, 2007, (ii) the date on which all available shares are issued or (iii) the date on which all outstanding purchase options are exercised in connection with an acquisition of the Company.

     The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without the prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the Purchase Plan, permit payroll deductions in excess of 10% of the participant's compensation, materially modify the eligibility requirements or materially increase the benefits which may accrue under the Purchase Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is only a summary of the United States federal income tax consequences to participants in the Purchase Plan and does not purport to be complete. Interested parties and participants should refer to the applicable provisions of the Code. The summary does not address other taxes such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes. Each participant should consult his or her own tax advisor concerning the tax consequences of the Purchase Plan.

     The Purchase Plan is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or when shares are purchased. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the first day of the offering period in which the shares were acquired and more than one year after the purchase date of the shares then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares, or (ii) 15% of the fair market value of the shares on the first day of the offering period, will be treated as ordinary income, and any further gain upon such disposition will be treated as long-term capital gain. If the shares are disposed of before the expiration of the holding periods described above, the excess of the fair market value of the shares on the last day of the offering period over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxable to a participant, except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding periods described above.

BOARD RECOMMENDS APPROVAL

     The Board of Directors has adopted and recommends that the stockholders approve the Purchase Plan. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S OUTSTANDING COMMON STOCK VOTING IN PERSON OR BY PROXY AT THE MEETING (PROVIDED A QUORUM IS PRESENT) IS REQUIRED TO APPROVE THE PURCHASE PLAN.

ITEM 3 --                  APPROVAL OF THE COHU, INC.
                    1996 OUTSIDE DIRECTORS STOCK OPTION PLAN

     On November 13, 1996 The Board of Directors of the Company approved for submission to the stockholders at the Meeting the Cohu, Inc. 1996 Outside Directors Stock Option Plan (the "1996 Plan"). The affirmative vote of the holders of a majority of the outstanding shares of Common Stock voting in person or by proxy at the Meeting (provided a quorum is present) will be required to approve the adoption of the 1996 Plan pursuant to which 100,000 shares of the Company's Common Stock will be reserved for issuance. The following is a summary of the principal features of the 1996 Plan and does not purport to be a complete description of all provisions of the 1996 Plan. A copy of the 1996 Plan is available to any stockholder upon written request to the Company Secretary. In the event of any discrepancy between the language of the 1996 Plan and the summary provided herein the language in the 1996 Plan shall control.

PURPOSE

     The 1996 Plan was approved by the Board of Directors to increase the proprietary interest in the Company of the directors who are not employees of the Company ("Outside Directors") and to align their interests more closely with those of the Company's stockholders. The 1996 Plan will also improve the Company's ability to attract and retain the services of experienced and highly qualified Outside Directors.

ADMINISTRATION

     The 1996 Plan will be administered by the Cohu, Inc. Board of Directors or by a duly appointed committee of the Board having such powers specified by the Board. The Board will have final power to construe and interpret the 1996 Plan. However, the Board will have no authority, discretion, or power to select the Outside Directors who will receive options under the 1996 Plan, to set the exercise price of the options granted under the 1996 Plan, to determine the number of shares of common stock to be granted under the option or to alter any other terms of the 1996 Plan, except in the sense of administering the 1996 Plan subject to the provisions thereof.

ELIGIBILITY AND TYPE OF OPTION

     Stock Options under the 1996 Plan may be granted only to Outside Directors of the Company. All options granted to Outside Directors under the 1996 Plan will be nonstatutory stock options not intended to qualify under section 422(b) of the Code.

TERM, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the 1996 Plan at any time. The term of the 1996 Plan shall commence on the date of its approval by the Board, provided that the 1996 Plan is approved by a majority of the stockholders of the Company within one year thereafter. Unless sooner terminated by the Board, the term of the 1996 Plan shall be for ten years from the commencement date. Termination of the 1996 Plan shall not affect any rights previously granted thereunder. The Committee may terminate, modify or amend the 1996 Plan from time to time, provided that the affirmative vote of the holders of a majority of the outstanding shares of the Company would be required with respect to any amendment which would (i) increase the number of shares of Common Stock reserved for issuance upon exercise of options pursuant to the 1996 Plan; (ii) modify the requirements relating to eligibility for participation in the 1996 Plan; or
(iii) change any provision of the 1996 Plan in a manner that would increase the benefits accruing to participants thereunder.

SHARES RESERVED FOR ISSUANCE; CAPITAL CHANGES

     A maximum of 100,000 shares of the $1.00 par value Common Stock of the Company may be issued under the 1996 Plan, subject to adjustment in the event of stock dividends, splits, subdivisions or combinations. Appropriate adjustments shall be made in the number of shares subject to the 1996 Plan, the number of shares subject to options to be granted under the 1996 Plan and to any outstanding options and in the exercise price of such options in the event of a stock dividend, stock split, recapitalization or like change in the capital structure of the Company.

TERMS OF OPTIONS

     Set forth below is a description of the terms of options granted or to be granted pursuant to the 1996 Plan.

     A. AUTOMATIC GRANT OF OPTIONS. Each person who was an Outside Director as of the date the 1996 Plan was adopted by the Board of Directors or who is newly elected or appointed as an Outside Director after such date shall be granted an option to purchase 10,000 shares of Common Stock of the Company. Subject to stockholder approval of the 1996 Plan, on November 13, 1996 the Board of Directors granted options under the 1996 Plan to purchase 10,000 shares each to Messrs. Casari, Davis and Leary.

     B. OPTION EXERCISE PRICE. The purchase price per share deliverable upon the exercise of a stock option under the 1996 Plan shall be the fair market value of a share on the date of grant.

     C. EXERCISE PERIOD AND EXERCISABILITY OF OPTIONS. An option granted pursuant to the 1996 Plan shall be exercisable for a term of ten years. Each option shall become exercisable in four equal installments commencing on the first anniversary date of grant. One-quarter of the total number of shares covered by the option shall be exercisable on the first anniversary and an additional one-quarter shall be exercisable on each anniversary thereafter until on the fourth anniversary all the shares subject to the option shall be fully vested.

     D. PAYMENT OF OPTION EXERCISE PRICE. Payment of the exercise price for the number of shares of common stock purchased pursuant to any stock option shall be made in cash or cash equivalent, by delivery to the Company of shares of Company Common Stock that have been owned by the option holder for more than six months and which have an aggregate value equal to such exercise price, or by any combination thereof.

     E. TRANSFER OF CONTROL. In the event of a proposed Transfer of Control, as defined, any portion of an outstanding option that has not yet become exercisable shall automatically become exercisable for a period of 30 days prior to the proposed effective date of the Transfer of Control.

     F. NONASSIGNABILITY. No option may be assigned or transferred by an optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is only a summary of the United States federal income tax consequences to option holders under the 1996 Plan and does not purport to be complete. Interested parties and option holders should refer to the applicable provisions of the Code. The summary does not address other taxes such as state and local income taxes, federal and state estate, inheritance and gift taxes and foreign taxes.

     The grant of a nonstatutory stock option will generally not result in taxable income to the optionee at the time of grant, and ordinary income will be realized by an optionee at the time of exercise of a nonstatutory option in the amount by which the fair market value of the Common Stock purchased on the date of exercise exceeds the exercise price. The Company will be entitled to a deduction from income for federal income tax purposes in an amount equal to the ordinary income recognized by the optionee in such case. Any subsequent disposition of the shares acquired pursuant to a nonstatutory option will result in gain or loss to the optionee in an amount equal to the difference between the sale price and the fair market value at the date of exercise. Such gain or loss will be treated as long-term or short-term capital gain or loss, depending upon the holding period.

BOARD RECOMMENDS APPROVAL

     The Board of Directors has adopted and recommends that the stockholders approve the 1996 Plan. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S OUTSTANDING COMMON STOCK VOTING IN PERSON OR BY PROXY AT THE MEETING (PROVIDED A QUORUM IS PRESENT) IS REQUIRED TO APPROVE THE 1996 PLAN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1994 the Company acquired Daymarc Corporation, currently Daymarc, Inc. ("Daymarc") a wholly-owned subsidiary of the Company. Pursuant to the related Agreement and Plan of Merger dated June 16, 1994 the Company is obligated to pay to Nicholas J. Cedrone, the former owner of Daymarc Corporation and a current stockholder and employee of the Company, a specified percentage of the profits of Daymarc through June 1998. Certain of such payments are payable in shares of Cohu, Inc. Common Stock and totaled approximately $589,000 in 1996. Mr. Cedrone is currently a Vice President of Daymarc and pursuant to an Employment Agreement dated June 16, 1994 receives an annual salary of $168,000 through June 1998 and was paid a bonus of $221,000 in 1996. Under an Agreement and Covenant Not To Compete entered into in connection with the Daymarc acquisition, Mr. Cedrone was paid approximately $368,000 in 1996. Rental payments made in 1996 to Mr. Cedrone under a facilities lease for the Daymarc operation totaled approximately $363,000.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors continuously since 1957 and the Board has selected this firm to serve as independent auditors for the current year. Representatives of Ernst & Young LLP will be present at the Meeting and be available to respond to appropriate questions, and may make a statement if they desire to do so.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and The NASDAQ National Market. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during the year ended December 31, 1996 its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

                                 OTHER MATTERS

     The Board of Directors is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

     All stockholder proposals must be submitted to the Secretary of the Company no later than November 30, 1997 in order to be considered for inclusion in the Company's 1998 proxy materials.

     The Board of Directors invites you to attend the meeting in person. However, if you are unable to do so, please sign, date and return the enclosed proxy promptly.

                                       By Order of the Board of Directors

                                       /s/ JOHN H. ALLEN
                                       -----------------
                                       John H. Allen
                                       Secretary
San Diego, California
April 1, 1997

                                   COHU, INC.
        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 1997

    The undersigned hereby (i) acknowledge(s) receipt of the Notice and Proxy Statement dated April 1, 1997 relating to the Annual Meeting of Stockholders of Cohu, Inc. (the "Company") to be held May 6, 1997 and (ii) appoint(s) WILLIAM S. IVANS, CHARLES A. SCHWAN and JOHN H. ALLEN as proxies, with full power of substitution, and authorizes them, or any of them, to vote all the shares of common stock of the Company standing in the name of the undersigned at said meeting or any adjournment thereof upon the matter specified below and upon such other matters as may be properly brought before the meeting, conferring discretionary authority upon such proxies as to such other matters.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, 2 AND 3.

1. ELECTION OF DIRECTORS     [ ]  FOR all nominees listed below                 [ ]  WITHHOLD AUTHORITY
                                  (except as marked to the contrary below)           to vote for all nominees listed

                 FRANK W. DAVIS                 HARRY L. CASARI

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------
                   (Please sign and date on the reverse side)

2. APPROVAL OF THE COHU, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN.

                  FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

3. APPROVAL OF THE COHU, INC. 1996 OUTSIDE DIRECTORS STOCK OPTION PLAN.

                  FOR [ ]         AGAINST [ ]        ABSTAIN [ ]

4. IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY.

---------

                                              Dated:

                                              ___________________________, 1997


                                              _________________________________
                                                   Signature of Stockholder

                                              _________________________________
                                                   Signature of Stockholder
                                              IMPORTANT: Please date this Proxy
                                              and sign exactly as your name(s)
                                              appears hereon. When signing as a
                                              fiduciary, please give your full
                                              title. If shares are held in the
                                              name of two or more persons, any
                                              one may sign.

   PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENVELOPE. NO POSTAGE IS
                         REQUIRED FOR DOMESTIC MAILING.